Exhibit 10.6

February 14, 2019

Sanjay Dhawan

Dear Sanjay:

Congratulations! It is with great pleasure that I confirm Nuance Communications, Inc.’s (“Nuance” or the “Company”) offer of employment initially in the position of Advisor to the Auto Division, with a start date of April 15, 2019, reporting to Mark Benjamin, Chief Executive Officer. Upon spin-off of the Auto Division, your position will be CEO of AutoCo. Your work location will initially be Burlington, Massachusetts and will change to the headquarters location established for AutoCo.

Your starting annual base salary will be $600,000 paid on a bi-weekly basis. In addition to your base salary, you will be eligible to participate in the Nuance Fiscal 2019 Company Bonus Program, with a target of up to 100% of base salary. For Fiscal 2019, your bonus will be paid on a pro-rated basis at target. Beyond FY19, the actual bonus payable, if any, will be higher, up to 150% of target, or lower than target depending on the achievement of performance goals set by the Compensation Committee of the AutoCo. Board of Directors.

Upon spin-off of the Auto Division, you will be granted the following three (3) equity awards:

Equity Awards. The Compensation Committee of the Board of Directors of AutoCo will grant Executive a number of restricted stock units under the AutoCo equity plan (the “Plan”) having an aggregate fair value of $3,000,000. The fair value of this award, as well as the Make-Whole RSUs detailed below, will be determined based on the closing market price of Auto Co common stock on the effective date of grant. The restricted stock units will be divided equally between time-based restricted stock units (“RSUs”) and performance-based RSUs (“PSUs”), as follows in (a) and (b) below:

a)    RSUs. The RSUs will be subject to the terms and conditions for time-based restricted stock units under the Plan, all as reflected in the applicable form of RSU agreement. The RSUs will be scheduled to vest as to one-third of the RSUs on each of the first three anniversaries of the grant date, subject to your continued service (and not to performance goals or other vesting conditions) with AutoCo through each vesting date.

b)    PSUs. The PSUs will be subject to the terms and conditions for performance-based restricted stock units under the Plan, all as reflected in the applicable form of PSU agreement. The PSUs will be eligible to vest at up to 200% of target, with the vesting period and other terms to be determined by the AutoCo Board.

c)    Make-Whole RSU Grant. On the same date that the grants detailed above are made, the Compensation Committee of the Board of AutoCo will also grant you a one-time make-whole grant of the number of RSUs having a fair value of $5,000,000 (the “Make-Whole RSUs”). The Make-Whole RSUs will be subject to AutoCo’s standard terms and conditions for time-based restricted stock units under the Plan. The Make-Whole RSUs will be scheduled to vest as to 1/3 of the RSUs on each of the first three anniversaries of your hire date, subject to your continued service with the Company through each vesting date.

Relocation Allowance

Executive will relocate Executive’s primary residence (that is, the residence that Executive principally will use during the workweek other than when travelling for business or on PTO) to the Boston, MA area no later than September 30, 2019. Executive will be provided with full relocation assistance and will be reimbursed for reasonable expenses to relocate Executive’s family and their primary residence to the Boston, MA area, up to a gross maximum amount of $350,000. In accordance with IRS regulations, your relocation benefit will be reported on your W-2 form as it is taxable income

If, within one year of the date of relocation of Executive’s family, Executive voluntarily terminates employment other than for Good Reason or Executive is terminated for Cause, as defined in Executives Severance and Change of Control Agreement, Executive will be required to reimburse the Company the gross amount of all relocation expenses.

Paid Time-Off

Nuance provides 11 holidays throughout the calendar year. Additionally, you will be entitled to four (4) weeks’ vacation, which is accrued on a bi-weekly basis commencing on your first day of employment. Following the transfer of your employment to AutoCo you will be entitled to Paid Time Off in accordance with AutoCo policy.

Benefits:

Nuance offers affordable health care, income protection, and benefits that provide peace of mind now and in the future. If you are regularly scheduled to work thirty (30) hours or more per week you are eligible for benefits on day one. The benefit programs you are eligible for as a Nuance employee will be provided during the New Hire On-boarding process. Following the transfer of your employment to AutoCo you will participate in AutoCo employee benefit plans.

Background Check

Your employment is contingent upon satisfactory completion of a background check, which includes, at a minimum, a review of criminal records, and verification of your employment and education.

Terms and Conditions

Your employment with Nuance will be “at will”, meaning that either you or Nuance Communications will be entitled to terminate your employment at any time and for any reason, with or without cause, subject to the terms of the Change of Control and Severance Agreement.

Should your employment with the company be involuntarily terminated for any reason other than cause, and you execute a standard severance agreement, you will receive a severance package as outlined in terms and conditions of your Change of Control and Severance Agreement in effect at the time of departure.

This letter supersedes any prior employment offers made by Nuance, whether written or oral, and any prior representations or descriptions of the conditions of your employment are superseded by this offer. This letter, together with the Change of Control and Severance Agreement and CIIN, represent the full and complete agreement between you and Nuance. Although your job duties, title, compensation and benefits, as well as Nuance’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of Nuance Communications.

This offer is contingent upon your satisfying the conditions of hire, including providing proof of your eligibility to work in the United States and successful completion of a background check. Also, like all Nuance employees, you will be required, as a condition to your employment, to sign Nuance’s standard Confidential Information, Inventions and Non-Competition Agreement (“CINN”), a copy of which is attached hereto. Furthermore, this offer is contingent upon favorable completion of three professional references.

We at Nuance are proud of our reputation and we feel confident that you will be a positive addition to the Senior Management Team, while the position will afford you the opportunity to grow your professional skill set.

Sanjay, we would appreciate it if you would confirm your acceptance of our employment offer, by signing this offer confirmation letter and returning it to my attention as soon as possible. If this offer is not executed by February 22, 2019 it will expire and no employment commitments as outlined will be honored.

If you have further questions regarding our offer, feel free to contact me at                     . I look forward to our working together and you’re joining the Nuance Communications organization.

Sincerely,

/s/ Mark Benjamin

Mark Benjamin

Chief Executive Officer

Enclosures/Forms:	Benefits Summary, Non-Compete, Proprietary Information, & Conflict of Interest Agreement.

I ACCEPT THE OFFER OF EMPLOYMENT AS STATED ABOVE:

/s/ Sanjay Dhawan	Feb. 22, 2019

NAME – Sanjay Dhawan	Date of Acceptance